FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Again Increases Public Offering Price and

Distribution Amount to Maintain 6.2% Yield;

Also Declares Two Regular Cash Distributions to be Paid in October

PHILADELPHIA, PA, October 17, 2012 – On October 15, 2012, FS Energy and Power Fund (“FSEP”) increased its public offering price from $10.25 per share to $10.30 per share and increased the amount of the regular semi-monthly cash distributions payable to shareholders of record from $0.026437 per share to $0.026566 per share in order to maintain its annualized distribution yield at 6.2% (based on the $10.30 public offering price). In addition, FSEP announced that the board of trustees of FSEP (the “Board”) declared two regular semi-monthly cash distributions that will be paid in October.

Increase in Share Price and Distribution Amount

The increase in FSEP’s public offering price, which is consistent with prior guidance provided by FSEP, was effective as of FSEP’s October 16, 2012 semi-monthly closing and first applied to subscriptions received from October 1, 2012 through October 15, 2012. The increase in the semi-monthly distributions to $0.026566 per share will commence with the semi-monthly cash distribution payable to shareholders of record as of October 30, 2012.

“The energy and power sector continues to outperform given the current supply and demand dynamics,” said Michael C. Forman, Chairman and Chief Executive Officer of FSEP. “This positive environment, combined with our strong investment management, has enabled us to increase both the fund's share price and distribution amount. We are pleased we are able to takes these steps and reward the fund’s current investors.”

The purpose of the price increase was to ensure that FSEP’s net asset value (“NAV”) per share did not exceed FSEP’s offering price per share, after deduction of selling commissions and dealer manager fees, as required by the Investment Company Act of 1940, as amended.

Regular Cash Distributions

Also, FSEP announced that its Board declared two regular semi-monthly cash distributions payable in October. Both distributions will be paid on October 31, 2012, the first, in the amount of $0.026437 per share, to shareholders of record as of October 15, 2012, and the second, at the increased rate of $0.026566 per share, to shareholders of record as of October 30, 2012.

Share Price Guidance

If FSEP’s strong portfolio performance continues, causing its NAV per share to exceed its increased net offering price, FSEP’s Board may further increase the per share offering price of its common shares for its future semi-monthly closings. FSEP expects that, if adjusted further, the per share public offering price will be between $10.30 and $10.40 per share. The Board has not yet determined that a further adjustment to the newly-established offering price of $10.30 per share will be necessary. In the event FSEP determines to adjust its current offering price, a separate announcement will be issued. There can be no assurance that the amount of the semi-monthly cash distributions payable to FSEP’s shareholders, if any, will increase in the event that FSEP further increases its public offering price in the future.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $50.5 billion in assets under management as of June 30, 2012, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products. Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSEP’s distributions is made annually as of the end of FSEP’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. FSEP intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV.

The payment of future distributions on FSEP’s common shares is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward- looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the Securities and Exchange Commission. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.